SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2003

Equistar Chemicals, LP

(Exact name of registrant as specified in its charter)

Delaware	333-76473	76-0550481
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1221 McKinney Street

Suite 700, Houston, Texas 77010

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 713-652-7200

Item 5. Other Events and Regulation FD Disclosure.

Equistar Chemicals, LP (“Equistar”) has entered into a long-term propylene supply arrangement with Sunoco, Inc. (“Sunoco”) and sold its Bayport polypropylene manufacturing unit in Pasadena, Texas to Sunoco. The transactions are effective as of March 31, 2003.

Beginning April 1, 2003, Equistar will supply propylene to Sunoco for a period of 15 years, and a majority of the propylene to be supplied will be provided under a cost-based formula.

Equistar sold its Bayport polypropylene unit to Sunoco, but retained ownership of its Bayport low-density polyethylene (“LDPE”) unit. Sunoco will operate both units. Equistar’s Novolen® based polypropylene manufacturing plant in Morris, Illinois and its interest in the Novolen Technology Holdings venture are not included in the transaction.

The total consideration to Equistar for the supply arrangements and asset sale is approximately $190 million, plus the value of the Bayport polypropylene inventory. The net proceeds received by Equistar have initially been used to repay all $104 million of borrowings then-outstanding under Equistar’s revolving credit facility.

“Equistar is a major producer of propylene and Sunoco is a growing, committed producer of polypropylene,” said Dan F. Smith, Equistar CEO. “These transactions enable each company to focus on its particular area of expertise. Additionally, the cash received from these transactions will enable Equistar to enhance liquidity, which remains key among our financial priorities.”

As a result of the transactions, the commitment under Equistar’s revolving credit facility has been reduced by $96 million, to $354 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equistar Chemicals, LP

By:	/s/ Gerald A. O’Brien
Gerald A. O’Brien Vice President, General Counsel and Secretary

Date: March 31, 2003